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                                                                  Exhibit 4.1.1

                             AMENDMENT NUMBER ONE TO
                              EQUIDYNE CORPORATION
                             1996 STOCK OPTION PLAN

         The Equidyne Corporation 1996 Stock Option Plan (the "Plan") is hereby amended in the following respects:

1.       STOCK.

         The aggregate number of shares which may be issued pursuant to the Plan as set forth in paragraph 3 of the Plan entitled "Stock", consisting of 300,000 of the Company's Common Stock as adjusted for the November 8, 1996 one-for-five reverse stock split, is hereby adjusted to 700,000 shares of the Company's Common Stock.

2.       EFFECT OF AMENDMENTS

         This amendment to the Plan shall be effective as of January 5, 2000 pursuant to the approval of the stockholders of Equidyne Corporation at the Annual Meeting of Stockholders on January 5, 2000. Except to the extent specifically modified herein, the Plan shall remain in full force and effect.

                                              Equidyne Corporation

                                              By: /s/ Mark C. Myers
                                                  Mark C. Myers, Secretary